Exhibit 10.1

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

September 8, 2023

Laurie Babinski

[***]

[***]

Re: Separation Agreement

Dear Laurie:

This letter sets forth the substance of the separation agreement (the “Agreement”) which IonQ, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your last day as General Counsel and Corporate Secretary will be Wednesday, August 16, 2023. You understand and agree that your employment would have ended on that date if the parties had not entered into this Agreement.

2.
Continued Employment Severance Benefits. Upon entering into this Agreement, not revoking the Agreement and complying with the Agreement’s terms, you will be available to consult with reasonable notice during regular business hours on an as-needed basis until your final date of employment, which will be September 11, 2023 (the “Separation Date”), unless your employment with the Company is terminated earlier in accordance with the terms of this Agreement. You will continue to receive your regular salary and benefits, and your equity will continue to vest, through your Separation Date, as long as you comply with the terms of this Agreement and Company policies.

3.
Post-Separation Date Severance Benefits. Upon the successful completion of employment through the Separation Date, your employment with the Company will end and you shall be provided with additional severance benefits in accordance with the terms of this Agreement.

4.
Consideration. In reliance on such voluntary representations and the promises and releases contained in this Agreement, the Company will provide you with the following additional pay to which you are not otherwise entitled:

a.
Upon you executing this Agreement the first time, you shall continue employment with the Company through September 11, 2023, unless terminated earlier, according to the following terms:

(i)
You understand and agree that during your continued employment with the Company, you must comply with and follow all Company policies and procedures. You further understand and agree that your failure to comply with or follow all Company policies and procedures may result in the immediate termination of your employment and no further salary or benefits, including severance benefits, shall be provided to you pursuant to this Agreement.

(ii)
Salary. While you remain employed with the Company pursuant to the terms of this Agreement, the Company agrees to continue to pay you your current gross salary, which is the equivalent of [***] per month, through your Separation Date. Said gross salary shall be paid in equal amounts in accordance with the Company’s normal payroll processes and procedures, and shall be reduced by all applicable withholdings and deductions. The Company shall pay you your salary only as long as you remain employed by the Company.

(iii)
Benefits. While you remain employed with the Company pursuant to the terms of this Agreement, the Company agrees to continue to provide you with your current benefits at their current levels of coverage, through and in accordance with terms of the policies, plans or contracts selected by the Company, in its sole discretion, for all of the Company’s employees, through your Separation Date. The Company shall provide you these benefits only as long as you remain employed by the Company.

(iv)
Equity. While you remain employed with the Company pursuant to the terms of this Agreement, you will continue to vest in the equity you were granted pursuant to the terms of the Company’s 2015 and/or 2021 Equity Incentive Plan. You shall continue to vest in this equity only as long as you remain employed by the Company.

b.
On or after your Separation Date, upon you executing this Agreement a second time, the Company shall provide you with the additional following benefits: The Company agrees to pay Employee the gross amount of [***], less all applicable withholdings and deductions (“Severance Payment”). If you do not exercise your right of revocation as described in Section 16 below, the Severance Payment shall be made thirty (30) days after the Separation Date or, if the revocation period expires more than thirty (30) days after the Separation Date, within ten (10) workdays of the end of the revocation period or the date the Company receives the signed Agreement, whichever is later.

c.
You acknowledge, understand and agree that you must sign this Agreement two times to obtain the full benefits provided by the terms of the Agreement. However, each signing of this Agreement by you is independent of any other so that if you do not sign the Agreement a second time, the terms of the Agreement, as provided by its terms, shall be binding upon the Parties pursuant to your first signing of the Agreement.

d.
This Agreement, all of its terms, and all of the obligations of the Company contained herein are expressly contingent upon the condition that you do not exercise your right of revocation as described in Section 16 below.

5.
Accrued Salary. As of the Separation Date, the Company will have paid you all of the accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. You acknowledge that the Company maintains a non-accrual PTO policy and as a result, you have no accrued but unused PTO that the Company is obligated to pay you upon your separation from employment.

6.
Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on September 30, 2023. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. You will be receiving additional COBRA information from the Company’s COBRA administrator to your mailing address following the termination of your benefits. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance, if applicable, will end on the Separation Date.

Deductions for the 401(k) Plan will end with your last regular paycheck. Your right to vesting with respect to any Company contributions in your 401(k) Plan account will be as set forth in the 401(k) Plan. You will receive information by mail concerning 401(k) rollover procedures should you be a participant in this program.

7.
Equity. You were granted options to purchase shares of the Company’s common stock (the “Options”) or restricted stock units (the “RSUs”), as applicable, pursuant to the Company’s 2015 and/or 2021 Equity Incentive Plan (the “Plan”). Under the terms of the Plan, vesting will cease as of the Separation Date and the unvested portions thereof are forfeited in their entirety.

8.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

9.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

10.
Return of Company Property. Within ten (10) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, your Company-issued phone, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate the return of Company property with [***]. Receipt of the severance benefits under this Agreement is expressly conditioned upon return of all Company property.

11.
Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement is attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Company immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

12.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:

(a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13.
Non-Disparagement. You agree not to disparage the Company, the Company Parties or their products, employment practices, business practices, services, or management (whether oral, written electronic, anonymous, via the internet, or otherwise). You specifically agree that you will not post or make any reference to the Company or Company Parties on any internet website or through any other social media source. The foregoing shall not preclude you from testifying truthfully in response to a legally-imposed subpoena or otherwise as required by law.

14.
Cooperation after Termination. In exchange for the Severance Benefit, and without further consideration, you agree to cooperate fully and completely with the Company and any of the other Company Parties with respect to matters on which you worked during you employment and to assist with pending or future legal investigations, proceedings, or litigation, public or private, involving the Company or any of the other Company Parties on matters about which you have personal knowledge, including, but not limited to, the matter styled, Leacock v. IonQ, Inc., et al. (D. Md. 8:22-cv-01306-DLB). This includes your obligation to promptly meet with representatives of the Company or the other Company Parties, either personally or by telephone, at reasonable times upon their request and without unreasonable interference with your employment or personal activities, and providing information and, where applicable, testimony, that is truthful, accurate, and complete according to information known to you. Reasonable assistance includes, but is not limited to, being available by telephone to answer questions, provide guidance, or discuss matters as needed; providing information and materials to the Company’s counsel; providing truthful testimony, if necessary; maintaining the confidentiality of the Company’s and all Company Parties’ privileged or confidential information, including without limitation, attorney-client privileged communications and work product, unless disclosure is expressly authorized by the Company’s legal department; and notifying the Company’s CEO and President, Peter Chapman, promptly of any requests made for information related to any pending or potential legal claim or litigation involving the Company or any Company Party, reviewing any such requests with a designated representative of the Company prior to disclosing such information, and permitting a representative of the Company to be present during any communication of such information. The Company will use its best efforts to ensure that any assistance requested will be arranged so that it does not unreasonably interfere with your other work or personal commitments. You acknowledge that you will not receive any additional pay for your assistance beyond that provided in Section 4 of this Agreement, but will be reimbursed for any reasonable travel or related costs incurred for services provided under this paragraph.

15.
Release. In exchange for the consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their current and former officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or your resignation of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

●
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
●
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, tit. 20; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, Washington Law Against Discrimination, Rev. Code Wash.

§§ 49.44.090, 49.60.040, 49.60.172, 49.60.180, 49.60.190, 49.60.200, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

●
has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

16.
Waiver of Claims under the Age Discrimination in Employment Act. You recognize that, in signing this release of Claims, you are waiving your right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”) arising prior to the date that each time you execute this Release. You understand that you may take twenty-one

(21) days from the date each time this Release is presented to consider whether to execute this Release. You are advised through this Agreement that you may wish to consult with an attorney prior to execution of this Release. Once you have executed this Release, you may revoke the Release at any time during the seven (7) day period following your execution of the Release. After seven (7) days have passed following your execution of this Release, your execution of this Release shall be final and irrevocable.

17.
Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

18.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

19.
Breach. You agree that upon any breach of this Agreement you will forfeit the consideration provided to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 10, 11, 12, 13 and 14 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

20.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

If this Agreement is acceptable to you, please sign below on or before September 6, 2023. You must sign this Agreement a second time to be eligible to receive the post-separation date Severance Payment. The Company’s offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

/s/ Tom Jones

Tom Jones

Chief People Officer

ionQ, Inc.

Date: 9/8/2023

For Post-Separation Date Severance Payment: AGREED TO AND ACCEPTED:

/s/ Laurie Babinksi	9/11/2023
Laurie Babinski	Date

Exhibit A

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